Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

InMed Pharmaceuticals Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common shares, no par value	(1)	Other	300,000	$1.31	$393,000.00	0.0001381	$54.28

Total Offering Amounts:						$393,000.00		54.28
Total Fee Offsets:								0.00
Net Fee Due:								$54.28

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Offering Note(s)

(1)	Represents additional common shares, no par value, of InMed Pharmaceuticals Inc. (“Common Shares”), reserved for future issuances under the InMed Pharmaceuticals Inc. Amended 2017 Stock Option Plan (the “2017 Stock Option Plan”). This Registration Statement also includes such additional number of Common Shares, as may be required in the event of a stock split, stock dividend or similar transaction in accordance with Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”).

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices of the Common Shares as reported on the Nasdaq Capital Market on December 4, 2025.